EXHIBIT 99.2

Whitestone REIT Wins Appeal; Fifth Circuit Affirms Decision That Ended Proxy Attempt

Appeals Court Says That the Board 'Clearly Acted in the Best Interest of the Shareholders When It Erected Defensive Barriers'

HOUSTON, Oct. 30, 2007 (PRIME NEWSWIRE) -- Whitestone REIT announced another important legal victory today. The U.S. Court of Appeals for the Fifth Circuit affirmed the preliminary ruling of the trial court prohibiting the company's former chairman and CEO, Allan R. Hartman, from proceeding with a proxy consent solicitation in which he was attempting to remove the company's present board members.

In ruling in favor of Whitestone, the Fifth Circuit Appeals Court affirmed that changes that the Board of Trustees made to the company's by-laws and declaration of trust on December 2, 2006, were permissible and valid under the anti-takeover statutes of the state of Maryland, where Whitestone is incorporated.

In its opinion, the Appeals Court said that the Whitestone REIT board "clearly acted in the best interest of the shareholders when it erected defensive barriers."

Vice President of Marketing and Public Relations Dick Vaughan said, "We are very pleased that the Fifth Circuit Court of Appeals affirmed US District Court for the Southern District of Texas Judge Vanessa Gilmore's ruling in our favor. Our trustees have always been confident that we acted in the best interests of the shareholders so it is gratifying that the Appeals Judges agreed."

About Whitestone REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:	Whitestone REIT
Dick Vaughan, Vice President of Marketing and Public
Relations
713-827-9595, Ext. 3034